Exhibit 10.1

NYFIX 2007 Annual Incentive Plan

      1. General:

The NYFIX 2007 Annual Incentive Plan (“AIP”) is a cash bonus program for the 12 month period from January 1, 2007 through December 31, 2007 that is intended to motivate eligible employees to achieve the Company’s and their respective
Division/Functional Group’s 2007 Plan, Critical Success Factors, Goals and Objectives.
Amounts to be paid under the 2007 AIP are determined based upon three specific categories – (i) Corporate, (ii) Divisional/Functional Group and (iii) Individual. The
2007 AIP provides employees the opportunity to receive financial rewards as a means of tangibly sharing in NYFIX’s success. All Corporate, Divisional/Functional Group and
Individual Goals and Objectives are designed to align with NYFIX’s strategic and tactical goals and objectives (which are tied to our Critical Success Factors) for the period from
January 1, 2007 through December 31, 2007.

The 2007 AIP has two stages

a)	Stage 1 determines the size of each individual employee’s bonus target based upon how successful NYFIX is in achieving its overall financial target for the year (the “Stage 1 Objective”). Each employee will have an initial individual bonus target. For Management
Employees , this initial individual bonus target will then be adjusted based on the percentage of the Stage 1 Objective achieved per the charts included in Appendix I. For Senior Executives, bonus targets will be determined by multiplying the initial individual bonus targets by
50-150% in accordance with Appendix 1. For all other Management
Employees, bonus targets will be determined by multiplying the initial individual bonus targets by 75-125% in accordance with Appendix 1.
For all other Employees, the initial individual bonus targets will not be adjusted in Stage 1.

b)	Stage 2 calculates individual bonus payouts based upon measures of key performance objectives (the “Stage 2 Objectives”). The Stage 2
Objectives categories are (i) Corporate, (ii) Divisional/Functional Group
and (iii) Individual measures. The portion of the 2007 AIP payout attributable to each of the three Stage 2 Objectives categories will vary depending on the roles and responsibilities of each individual within the
Company. The following schedule details these allocable portions:

		Division/Functional
	Corporate	Group	Individual

CEO	90%		10%
Functional Group Heads	60%	30%	10%
Functional Group Managers	40%	40%	20%
Business Division Heads	50%	40%	10%
Business Division Managers	40%	40%	20%
Other Participants	20%	40%	40%

2.      Stage 2 Objectives

         a. Corporate Objectives:

The specific performance measures that we will use for the Corporate Objectives are detailed below under each of the Critical Success Factors (“CSFs”) they help achieve.

Profitably Grow the Business and Achieve the Financial Plan (30%)
· Achieve Annual Revenue Plan
· Achieve Q4 Exit Revenue Rate
· Achieve Operating EBITDA Target
· OMS Customer/Revenue Retention
· Launch three new products in 2007

Invest for the Future and Grow New Markets (20%)
· Grow International Revenues
· Launch EuroMillennium (Milestones)
· Achieve Transactions buy-side revenue

Align with Clients and Aggressively Market the Company (15%)
· Execute Customer Satisfaction Survey
· Implement Market Segment Strategy
· Arm the Sales force with support tools

Achieve Operational Excellence (20%)
· Reduce Severity 1 Incidents
· Reduce Severity 2 Incidents
· Complete all SEC Filings and be current
· Reduce material weaknesses (2006 SEC 10K)
· Implement O2B program & reduce LTC
· Implement & use Product Management process

Foster a Culture of Success (15%)
· Enhance Employees Communications (Webcasts)

· Execute Employee Survey by End Q3
· Reward performance thru variable comp

Achievement of the goals within these five CSFs shall be separable, so that even if one or more is not achieved, the 2007 AIP will be paid on those portions that are achieved. Corporate rating will be in the range of 80-120% of Target. Following year-end, the CFO will make recommendations to the CEO regarding achievement of the above goals, and the CEO’s reasonable determination shall be final. For 2007, the late roll-out of the corporate objectives will be taken into account to ensure fair application of this Plan.

         b. Divisional/Functional Group Objectives

Divisional/Departmental goals and objectives and related timetables will be developed by each Divisional/Departmental head in conjunction with the CFO and HR and, when approved by the Company’s CEO, will be communicated to employees.

Divisional/Functional Group ratings will be in the range of 80-120% of target. Determination of the level of achievement of Stage 2 Divisional/Functional Group and the Stage 2 Individual Objectives categories will be determined by each applicable Division/Functional Group Head subject to final approval by the NYFIX CEO or CFO. For 2007, the late roll-out of the divisional/functional objectives will be taken into account to ensure fair application of this Plan.

          c. Individual Objectives

Each eligible employee will be assigned an individual rating based on a performance review. The performance review will consider the employee’s contribution to the achievement of Company and Divisional/Functional Goals and Objectives as well as other individual achievements determined by the employee’s supervisor. Individual ratings are capped at 120% of target.

5 Eligibility

The 2007 AIP is applicable to all non-sales employees. Employees who receive Individual ratings below 50% are not eligible for payout and those that receive Individual ratings between 50 and 75% are eligible for a payout of a maximum of 50% of target. New hires that join the Company during the calendar year will have their eligibility to participate in the 2007 AIP pro-rated to the 1st day of the month following the date of hire, unless they join on the first working day of the month, in which case they will be eligible to join the 2007 AIP from that date. (Example: If an individual joins NYFIX on March 18, his or her bonus eligibility would begin from April 1. If an individual joins NYFIX on March 1, his or her bonus eligibility would begin from March 1.) Participants must continue to be employed by NYFIX until the bonus is paid to receive the payment; except that employees who leave the Company as a result of disability, or who die during the bonus period, will be eligible to receive a bonus prorated through the effective date of termination. Employees terminated “for cause” (including for failure to achieve targets set out in a performance improvement plan) will receive no bonus payment.

6. Payment

Individual bonuses will be calculated by multiplying the Stage 1 Bonus Targets by the sum of the Corporate, Divisional/Functional Group and Individual ratings. Bonuses are expected to be paid in the first quarter of 2008.

The Compensation Committee will approve all payments to the CEO, the Section 16 reporting officers and any other employees (other than administrative) that report directly to the CEO. The Compensation Committee shall have discretion to make additional payments to the any employee (including the CEO, Section 16 reporting officers and other direct reports) to reward strong performance and the completion of successful strategic initiatives.

Continued Employment: Nothing contained in this bonus scheme shall guarantee any employee employment for any duration.

Reservation of Rights: All determinations made regarding the NYFIX 2007 AIP and the Company’s rights and obligations hereunder shall be made by the Company, and all such determinations shall be final and binding. The Company may, in its sole discretion, modify the terms of this Plan, including the Corporate, Divisional/Functional and/or Individual objectives, at any time.